Exhibit 4.8
Comments for United States readers on differences between Canadian and United States reporting standards
The compilation report on the pro forma consolidated financial statements dated April 25, 2006 included within the Business Acquisition Report dated April 25, 2006 that is incorporated by reference in this registration statement on Form F-9, which compilation report is provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express an opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the unaudited pro forma information incorporated by reference.
/s/ KPMG LLP
Chartered Accountants
Calgary, Canada
May 10, 2006